     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1999
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                              SUNTRUST BANKS, INC.
             (Exact name of registrant as specified in its charter)
                               ------------------

                      GEORGIA                                           58-1575035
 (State or other jurisdiction of Incorporation or         (I.R.S. Employer Identification Number)
                   organization)

                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308
                                 (404) 588-7711
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                               RAYMOND D. FORTIN
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308
                                 (404) 588-7711
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by the selling shareholders.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE          AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED              REGISTERED(1)       PER SECURITY(2)     OFFERING PRICE(2)           FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value...............        548,244             $69.65625         $38,188,621.13           $10,617
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) based on the average of the high and low sales prices of the Registrant's common stock on the New York Stock Exchange on April 16, 1999.
                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where such offer or sale is unlawful.

                  SUBJECT TO COMPLETION, DATED APRIL    , 1999

PROSPECTUS

                                 548,244 SHARES

                              SUNTRUST BANKS, INC.
                                  COMMON STOCK
                           -------------------------
     The shares of our common stock being offered by this prospectus are being offered by certain of our shareholders. These shareholders may sell their shares at varying times in the future. The share price may be the prevailing market price at the time of sale or negotiated prices. They may sell the shares on the New York Stock Exchange or in special offerings, secondary distributions or by other methods allowed by applicable Securities and Exchange Commission rules. For more information on how the shares may be sold, see the section of this prospectus entitled "Plan of Distribution." For more information about the shareholders who are selling their shares, see the section of this prospectus entitled "Selling Shareholders."

     Our common stock is listed for trading on the New York Stock Exchange under the symbol "STI." The last sale price of our common stock on April 19, 1999, as reported by the New York Stock Exchange, was $70.8125 per share.

     We will not receive any part of the proceeds from the sale of the shares. We will, however, pay the expenses involved in registering the shares (excluding brokerage commissions).

THE SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF OUR BANK OR NON-BANK SUBSIDIARIES.
 THE SHARES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                            OTHER GOVERNMENT AGENCY.
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this prospectus is April    , 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of such documents from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the Commission at "http://www.sec.gov."

     We have filed a Registration Statement to register with the Commission the shares of our common stock to be offered and issued pursuant to this prospectus. This prospectus is a part of the Registration Statement. As allowed by Commission rules, this prospectus does not contain all the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

     The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained directly in the prospectus. We incorporate by reference the documents set forth below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering of our common stock under this prospectus. These documents contain important business and financial information about us and our financial condition that is not included in or delivered with this prospectus.

COMMISSION FILINGS (FILE NO. 1-8918)           PERIOD
------------------------------------           ------
Annual Report on Form 10-K                     Year ended December 31, 1998

Current Reports on Form 8-K                    Dated January 12, 1999 and January 15, 1999,
                                               as amended

Registration Statement on Form 8-B             Dated June 10, 1985, as amended on August 4,
                                               1987, setting forth a description of the
                                               SunTrust Common Stock (including any
                                               amendments or reports filed for the purpose of
                                               updating such description)

     You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or calling our executive offices at the following address:

       SUNTRUST BANKS, INC.
       303 Peachtree Street, N.E.
       Atlanta, Georgia 30308
       Telephone: (404) 658-4879
       Attention: Eugene S. Putnam, Jr., Sr. Vice President -- Investor
       Relations

     You should rely only on the information contained or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

     We have made forward-looking statements in this document (and in certain documents that we incorporate by reference in this prospectus) that are subject to risks and uncertainties. We may also make written forward-looking statements in our periodic reports to the Commission, in our press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on the beliefs and assumptions of our management, and on information currently available to us. Forward-looking statements include statements preceded by, followed by or that include the words "believes, "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and shareholder value may differ materially from those expressed in the forward-looking statements contained in this document and in the information incorporated in this document. See "Where You Can Find More Information" on page (ii). Many of the factors that will determine these results and values are beyond our ability to control or predict. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

     (1) competitive pressures among depository and other financial institutions may increase significantly;
     (2)     changes in the interest rate environment may reduce our margins;
     (3) general economic or business conditions may lead to a deterioration in credit quality or a reduced demand for credit;
     (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged;
     (5) changes may occur in the securities markets and adversely affect our ability to raise capital or effect acquisitions on favorable terms;
     (6) our competitors may have greater financial resources or develop products that enable them to compete with us more successfully;
     (7) expected cost savings from acquisitions may not be fully realized or realized within the applicable expected time-frame;
     (8) revenues may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following acquisitions may be greater than expected; or
     (9) costs or difficulties related to the integration of acquired businesses may be greater than expected.

     Management of SunTrust believes these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                         INFORMATION ABOUT THE COMPANY

     We, SunTrust Banks, Inc., a Georgia corporation, are the tenth largest bank holding company in the United States with assets of approximately $93.2 billion. We provide a full line of consumer and commercial banking services to more than
3.3 million customers through 1079 full-service banking offices in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. Our primary businesses include traditional deposit and credit services as well as trust and investment services. We also provide, through various subsidiaries, credit cards, mortgage banking, credit-related insurance, data processing and information services, discount brokerage and investment banking services. As of December 31, 1998, we had total deposits of $59.0 billion, discretionary trust assets of $90.8 billion and a mortgage servicing portfolio of $38.2 billion.

     We are incorporated under the laws of the State of Georgia. Our executive offices are located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308. Our general information telephone number is (404) 588-7711.

                                USE OF PROCEEDS

     The proceeds from the selling shareholders' shares will belong to the selling shareholders. We will not receive any of the proceeds from the sale of the shares offered by the selling shareholders.

                       CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the elements of the comprehensive regulatory framework applicable to bank holding companies and banks and provides certain specific information relevant to our company and our subsidiary banks (our "Subsidiary Banks"). Federal and state regulation of financial institutions such as our company and our Subsidiary Banks is intended primarily for the protection of depositors and the Federal deposit insurance funds rather than our shareholders or other creditors.

GENERAL

     As a bank holding company, we are subject to the regulation and supervision of the Board of Governors of the Federal Reserve System ("Federal Reserve"). Our Subsidiary Banks are subject to regulation, supervision and examination by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC").

     The federal banking agencies have broad enforcement powers over depository institutions. These powers include the power to terminate deposit insurance, impose substantial fines and other penalties, and appoint a conservator or receiver if certain conditions are met. The Federal Reserve also has broad enforcement powers over bank holding companies, including the power to impose substantial fines and other penalties.

     Almost every aspect of the operations and financial condition of our Subsidiary Banks is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law. These include requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments and the provision of services. Various consumer protection laws and regulations also affect the operations of our Subsidiary Banks. Our activities and operations also are subject to extensive federal supervision and regulation which, among other things, limit our non-banking activities, impose minimum capital requirements and require approval to acquire more than 5% of any class of voting shares or substantially all of the assets of a bank. In addition to the impact of regulation, legislation also may significantly affect banks and bank holding companies and can change banking statutes in substantial and unpredictable ways. The Federal Reserve may also affect our operations as it attempts to control the money supply and credit availability to influence the economy.

PAYMENT OF DIVIDENDS AND OTHER RESTRICTIONS

     We are a legal entity separate and distinct from our subsidiaries, including our Subsidiary Banks. There are various legal and regulatory limitations under federal and state law on the extent to which our subsidiaries, including our bank and bank holding company subsidiaries, can finance or otherwise supply funds to us.

     The principal source of our cash revenues is dividends from our subsidiaries. Federal, Georgia, Florida, Tennessee, Alabama and Virginia law limit the payment of such dividends to a certain extent. The approval of the Federal Reserve Bank or the Comptroller, as the case may be, is required if the total of all dividends declared by any state member bank of the Federal Reserve or any national bank in any calendar year exceeds the bank's net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a dividend may not be paid in excess of a bank's undivided profits. The relevant federal and state bank regulatory agencies also have authority to prohibit a bank holding company, which would include our four principal subsidiaries (SunTrust Banks of Florida, Inc., SunTrust Banks of Georgia, Inc., SunTrust Banks of Tennessee, Inc., and Crestar Financial Corporation), or a state or national bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. Such regulatory agencies could deem the payment of dividends, depending upon the financial condition of the subsidiary, to constitute such an unsafe or unsound practice.

     Under Virginia law (which would apply to any payment of dividends by our largest subsidiary bank, Crestar Bank, to Crestar Financial Corporation), a bank may declare dividends out of its net undivided profits, after providing for all expenses, losses, interest and taxes accrued or due by the bank. Before any dividend is declared, however, any deficit in capital funds originally paid in must have been restored by earnings to their initial level, and no dividend can be declared or paid which would impair the paid-in capital of the bank. In addition, the Commissioner of Banking of the Commonwealth of Virginia has the authority to limit any dividends if the Commissioner determines such limitation is warranted by the financial condition of the bank.

     Under Georgia law (which would apply to any payment of dividends by our second largest subsidiary bank, SunTrust Bank, Atlanta, to SunTrust Banks of Georgia, Inc.), the prior approval of the Georgia Department of Banking and Finance is required before any cash dividends may be paid by a state bank if:
(1) total classified assets at the most recent examination of such bank exceed 80% of the Tier 1 capital plus the allowance for loan losses of such bank; (2) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after taxes but before dividends, for the previous calendar year; or (3) the ratio of Tier 1 capital to adjusted total assets is less than 6%.

     Retained earnings of our banking subsidiaries available for payment of cash dividends under all applicable regulations without obtaining governmental approval were approximately $1,023.1 million as of December 31, 1998.

     In addition, our Subsidiary Banks and their subsidiaries are subject to limitations under Sections 23A and 23B of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with us and our other subsidiaries. Furthermore, such loans and extensions of credit, as well as certain other transactions, are also subject to various collateral requirements.

CAPITAL ADEQUACY

     The Federal Reserve has adopted minimum risk-based and leverage capital guidelines for bank holding companies. The minimum required risk-based capital ratio of qualifying total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%, of which 4% must consist of Tier 1 capital. As of December 31, 1998, our total risk-based capital ratio was 12.79%, including 8.17% of Tier 1 capital. The minimum required leverage capital ratio (Tier 1 capital to average total assets) is 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. As of December 31, 1998, our leverage capital ratio was 7.68%. Higher risk-based and leverage ratios may apply under certain circumstances.

     Our Subsidiary Banks are subject to similar risk-based and leverage capital requirements adopted by the federal banking agencies.

     Failure to meet capital requirements can subject a bank to a variety of enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC, and under certain conditions the appointment of a receiver or conservator.

     Federal banking law and regulations establish five capital categories for depository institutions ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized"), and impose significant restrictions on the operations of an institution that is not at least adequately capitalized. Under certain circumstances, an institution may be downgraded to a category lower than that warranted by its capital levels and subjected to the supervisory restrictions applicable to institutions in the lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized.

     An undercapitalized depository institution is subject to restrictions in a number of areas, including asset growth, acquisitions, branching, new lines of business and borrowing from the Federal Reserve. In addition, an undercapitalized depository institution is required to submit a capital restoration plan. A depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount needed to restore the capital of the institution to the levels required for the institution to be classified as adequately capitalized at the time the institution fails to comply with the plan, and any such guarantee would be entitled to a priority of payment in bankruptcy. A depository institution is treated as if it is significantly undercapitalized if it fails to submit a capital plan that is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital.

     Significantly undercapitalized depository institutions may be subject to a number of additional significant requirements and restrictions, including requirements to sell sufficient voting stock to become adequately capitalized, to replace or improve management, to reduce total assets, to cease acceptance of correspondent bank deposits, to restrict senior executive compensation and to limit transactions with affiliates. Critically undercapitalized depository institutions are further subject to restrictions on paying principal or interest on subordinated debt, making investments, expanding, acquiring or selling assets, extending credit for highly-leveraged transactions, paying excessive compensation, amending their charters or bylaws and making any material changes in accounting methods. In general, a receiver or conservator must be appointed for a depository institution within 90 days after the institution is deemed to be critically undercapitalized.

SUPPORT OF SUBSIDIARY BANKS

     Under Federal Reserve policy, we are expected to serve as a source of financial strength to, and to commit resources to support, each of our Subsidiary Banks. This support may be required at times when, absent such Federal Reserve policy, we may not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" generally means the appointment of a conservator or receiver and "in danger of default" generally means the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Liability for the losses of commonly controlled depository institutions can lead to the failure of some or all depository institutions in a holding company structure, if the remaining institutions are unable to pay the liability assessed by the FDIC. Any obligation or liability owed by a subsidiary bank to its parent company or to an affiliate of the subsidiary bank is subordinate to the subsidiary bank's cross-guarantee liability for losses of commonly controlled depository institutions.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized by our Articles of Incorporation to issue up to 500,000,000 shares of our common stock, par value $1.00 per share, of which 322,861,936 shares were issued and outstanding as of April 15, 1999 and up to 50,000,000 shares of preferred stock, no par value, none of which were issued and outstanding as of such date.

COMMON STOCK

     Holders of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of our shareholders and are not entitled to cumulate votes for the election of directors. Holders of our common stock do not have preemptive rights to subscribe for or to purchase any additional shares. In the event of liquidation, holders of our common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of preferred stock, if any. Holders of our common stock are entitled to receive dividends when declared by our Board of Directors out of funds legally available therefor, subject to the rights of the holders of preferred stock.

     The transfer agent and registrar for our common stock is SunTrust Bank, Atlanta, Post Office Box 4625, Atlanta, Georgia 30302-4625.

PREFERRED STOCK

     The Board of Directors is empowered by our Articles of Incorporation to designate and issue from time to time one or more series of preferred stock without shareholder approval. The Board of Directors may fix and determine the preferences, limitations and relative rights of each series of preferred stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control of our company. The Board of Directors has no present plans to issue any shares of preferred stock.

CHARTER AND BYLAW PROVISIONS

     Our shareholders' rights and related matters are governed by the Georgia Business Corporation Code, our Articles of Incorporation and our Bylaws. Certain provisions of our Articles of Incorporation and Bylaws, which are summarized below, may discourage or make more difficult any attempt by a person or group to obtain control of our company.

     Classified Board of Directors. The Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, it will be more difficult to change the composition of the Board of Directors, which may discourage or make more difficult any attempt by a person or group of persons to obtain control of our company.

     Shareholder Nominations. The Bylaws require notice to our Chairman of the Board, in advance of any shareholders' meeting, of nominations by any shareholders of candidates for election as directors. In addition, shareholders that wish to make director nominations must provide us with certain specified information. These requirements may have the effect of precluding director nominations if shareholders do not follow the proper procedures and may discourage or deter a third party from conducting a solicitation of proxies to consider matters, including issues relating to the control of our company.

     Ability to Consider Other Constituencies. Our Articles of Incorporation permit the Board of Directors, in determining what it believes to be in our best interests when facing a proposed acquisition or merger, to consider the social and economic effects on our employees, customers, suppliers and other constituents, the communities in which our offices or other establishments are located and the desirability of maintaining independence from any other entity, in addition to considering the effects of any such action on us or our shareholders.

     Supermajority Voting Requirement. Under our Articles of Incorporation, certain business combinations, amendments to certain provisions of the Articles of Incorporation and Bylaws or the adoption of contrary provisions and certain other matters may not be adopted or approved by the shareholders without the affirmative vote of at least 75% of the outstanding shares of our common stock, subject, in some cases, to certain further limitations. These provisions may render it more difficult to effect a change of control of our company and, as a result, may have the effect of deterring a tender offer or other acquisition proposal involving our company.

LIMITATION OF DIRECTORS' LIABILITY

     Our Articles of Incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of our directors to us or our shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. This provision of our Articles of Incorporation will limit the remedies available to you in the event of breaches of any director's duties to you or us. Under current Georgia law, our Articles of Incorporation do not provide for the elimination of or any limitation on the personal liability of a director for (1) any appropriation, in violation of the director's duties, of any of our business opportunities, (2) acts or omissions which involve intentional misconduct or a knowing violation of law, (3) unlawful corporate distributions or (4) any transactions from which the director received an improper personal benefit.

GEORGIA ANTI-TAKEOVER STATUTES

     The Georgia Business Corporation Code restricts certain business combinations with interested shareholders. In accordance with the provisions of this statute, we have elected to be covered by its restrictions.

     The Georgia business combination statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, as we do, and where the acquiror became an "interested shareholder" of the corporation, unless either (1) the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an interested shareholder or (2) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an interested shareholder. For purposes of this statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The law prohibits business combinations with an unapproved interested shareholder for a period of five years after the date on which such person became an interested shareholder. The law restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

                              SELLING SHAREHOLDERS

     On October 1, 1998, we acquired Citizens Bancorporation, Inc. by merging it with one of our wholly-owned subsidiaries. In connection with the merger, the former shareholders of Citizens Bancorporation exchanged their shares of Citizens Bancorporation for our shares. We now own 100% of Citizens Bancorporation. The selling shareholders listed below received the shares in the merger.

     The merger agreement allowed the selling shareholders to make a written request to us between January 29, 1999 and February 28, 1999 requesting that we register their shares with the Commission. The selling shareholders listed below provided this notice to us. We were required to file this Registration Statement with the Commission by May 29, 1999.

     The following table shows, as of April 20, 1999, all of the shares of our common stock owned by each of the selling shareholders. Although all of such shares were registered under the registration statement which includes this prospectus, we cannot predict how many of the shares will actually be sold by the selling shareholders.

SELLING SHAREHOLDER                                  SHARES AVAILABLE FOR SALE   PERCENT OF CLASS
-------------------                                  -------------------------   ----------------
Dorothy Ann Baxter                                              4,096                   *
Dorothy Ann Baxter Ex. U/W William D. Baxter                   10,957                   *
Walter W. Spence, Jr. and Elizabeth H. Spence                  11,303                   *
Tri-States Automotive Warehouse, Inc.                          10,276                   *
Don R. Nowell IRA                                                 614                   *
Dale Moseley and Linda Moseley                                  3,072                   *
Linda Moseley                                                   1,402                   *
Linda Moseley IRA                                                 778                   *
Jack Peacock IRA                                                  358                   *
Jack Peacock                                                    2,526                   *
Wesley Stephen Thames IRA                                         256                   *
John E. Roberts                                                 6,144                   *
Kathryn Z. Roberts                                              6,144                   *
W. H. Milton TR u/A 9/5/95 (Family Trust)                      21,401                   *
The First National Bank of Atmore as
  Custodian for Jefferson L. & Jean S. McGehee                  2,048                   *
Cecil W. Sandifer                                               5,120                   *
W. H. Hopkins                                                   2,048                   *
J. L. Miller                                                    2,048                   *
W. B. Reddoch                                                  17,920                   *
John W. Manor(1)                                              274,821                   *
Luana G. Ramsey                                                38,635                   *
Jan Andrea Granger                                             40,099                   *
Clara Hudnall                                                  20,480                   *
Leigh R. Moore                                                  5,120                   *
Jerome Schreiber                                                2,048                   *
Gary B. Miles and Julie H. Miles                                  512                   *
Mike McCrary                                                   15,701                   *
Rosanne McCrary Peeler                                         20,821                   *
William B. McRae                                                  675                   *
Margaret McCrary McRae                                         16,725                   *
William B. McRae and Margaret M. McRae                          4,096                   *

---------------

 *  Less than 1%

(1) John W. Manor is the Vice Chairman of SunTrust Bank, Tallahassee, N.A., which is one of our subsidiaries. Formerly, Mr. Manor was the Chairman and President of Citizens Bancorporation, Inc.

                              PLAN OF DISTRIBUTION

     Shares of common stock covered hereby may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered by this prospectus: (i) on the New York Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then current market price;
(ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal; or (iii) by a combination of such methods of sale. The selling shareholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

     The selling shareholders may use broker-dealers to make the sales and the broker-dealers may be paid in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they may act as agent. The broker-dealers' compensation may be in excess of customary commissions. Selling shareholders and broker-dealers that participate with selling shareholders in the sales of the shares may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions that they receive and any profit on the resale of the shares may be deemed to be underwriting compensation.

                                 LEGAL MATTERS

     The validity of the shares of our common stock will be passed upon for us by Raymond D. Fortin, Senior Vice President -- Legal, General Counsel and Corporate Secretary. As of April 20, 1999, Mr. Fortin beneficially owned 23,000 shares of our common stock and held options to purchase 3,500 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements of SunTrust incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto and are included in this document in reliance upon the authority of said firm as experts in giving said reports.

------------------------------------------------------
------------------------------------------------------

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY RELATED SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE DATE OF THIS PROSPECTUS IS APRIL
  , 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE. NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Where You Can Find More Information...   (ii)
A Warning About Forward-Looking
  Information.........................  (iii)
Information About the Company.........      1
Use of Proceeds.......................      1
Certain Regulatory Considerations.....      1
Description of Capital Stock..........      4
Selling Shareholders..................      5
Plan of Distribution..................      6
Legal Matters.........................      7
Experts...............................      7

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                              SUNTRUST BANKS, INC.

                                 548,244 SHARES

                                  COMMON STOCK
                       ----------------------------------

                                   PROSPECTUS
                                APRIL    , 1999

                       ----------------------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses in connection with the issuance and distribution of the Common Stock being registered, other than underwriting compensation, are as follows:

Securities and Exchange Commission registration fee           $10,617
Attorneys' fees and expenses                                    5,000
Accounting fees and expenses                                    2,500
Printing and Mailing                                            2,000
Miscellaneous                                                   3,000
                                                              -------
          Total                                               $23,117
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     PART 5 OF ARTICLE 8 OF THE GEORGIA BUSINESS CORPORATION CODE STATES:

14-2-850. PART DEFINITIONS.

     As used in this part, the term:

     (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

     (3) "Disinterested director" means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection (a) of Code Section 14-2-856 is not:

        (A) A party to the proceeding; or

        (B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

     (4) "Expenses" includes counsel fees.

     (5) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

     (6) "Official capacity" means:

        (A) When used with respect to a director, the office of director in a corporation; and

        (B) When used with respect to an officer, as contemplated in Code
            Section 14-2-857, the office in a corporation held by the officer.

        Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

     (7) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (8) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

14-2-851. AUTHORITY TO INDEMNIFY.

     (a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

     (1) Such individual conducted himself or herself in good faith; and

     (2) Such individual reasonably believed:

        (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

        (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

        (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(2)(B) of this Code section.

     (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

     (d) A corporation may not indemnify a director under this Code section:

     (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

     (2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

14-2-852. MANDATORY INDEMNIFICATION.

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

14-2-853. ADVANCE FOR EXPENSES.

     (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

     (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

     (2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

     (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

     (c) Authorizations under this Code section shall be made:

     (1) By the board of directors:

        (A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

        (B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

     (2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

14-2-854. COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES.

     (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

     (1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification under this part; or

     (2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     (b) If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

14-2-855. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

     (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

     (b) The determination shall be made:

     (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

     (2) By a special legal counsel:

        (A) Selected in the manner prescribed in paragraph (1) of this subsection; or

        (B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

     (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph
(b)(2)(B) of this Code section to select special legal counsel.

14-2-856. SHAREHOLDER APPROVED INDEMNIFICATION.

     (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

     (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

     (1) For any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

     (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

     (3) For the types of liability set forth in Code Section 14-2-832; or

     (4) For any transaction from which he or she received an improper personal benefit.

     (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

     (1) The director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

     (2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

14-2-857. INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS.

     (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

     (1) To the same extent as a director; and

     (2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

        (A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

        (B) Acts or omissions which involve intentional misconduct or a knowing violation of law;

        (C) The types of liability set forth in Code Section 14-2-832; or

        (D) Receipt of an improper personal benefit.

     (b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

     (c) An officer of a corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

     (d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858. INSURANCE.

     A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.

14-2-859. APPLICATION OF PART.

     (a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855. Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

     (b) Any provision pursuant to subsection (a) of this Code section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.

     (c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.

     (d) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

     (e) Except as expressly provided in Code Section 14-2-857, this part does not limit a corporation's power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

ARTICLES OF INCORPORATION AUTHORITY

     Article 14 of the Corporation's Articles of Incorporation provides:

     In addition to any powers provided by law, in the Bylaws, or otherwise, the Corporation shall have the power to indemnify any person who becomes a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

BYLAW AUTHORITY

     Article VII of the Corporation's Bylaws provides:

SECTION 1.  DEFINITIONS.  As used in this Article, the term:

     (A) "Corporation" includes any domestic or foreign predecessor entity of this Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (B) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A "director" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (C) "Disinterested director" means a director who at the time of a vote referred to in Section 3(C) or a vote or selection referred to in Section 4(B), 4(C) or 7(A) is not: (i) a party to the proceeding; or (ii) an individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

     (D) "Employee" means an individual who is or was an employee of the Corporation or an individual who, while an employee of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An "Employee" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Employee" includes, unless the context requires otherwise, the estate or personal representative of an employee.

     (E) "Expenses" includes counsel fees.

     (F) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

     (G) "Officer" means an individual who is or was an officer of the Corporation which for purposes of this Article VII shall include an assistant officer, or an individual who, while an Officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. An "Officer" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Officer" includes, unless the context requires otherwise, the estate or personal representative of an Officer.

     (H) "Official capacity" means: (i) when used with respect to a director, the office of a director in a corporation; and (ii) when used with respect to an Officer, the office in a corporation held by the Officer. Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

     (I) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (J) "Proceeding" means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

SECTION 2.  BASIC INDEMNIFICATION ARRANGEMENT.

     (A) Except as provided in subsections 2(D) and 2(E) below and, if required by Section 4 below, upon a determination pursuant to Section 4 in the specific case that such indemnification is permissible in the circumstances under this subsection because the individual has met the standard of conduct set forth in this subsection (A), the Corporation shall indemnify an individual who is made a party to a proceeding because he is or was a director or Officer against liability incurred by him in the proceeding if he conducted himself in good faith and, in the case of conduct in his official capacity, he reasonably believed such conduct was in the best interest of the Corporation, or in all other cases, he reasonably believed such conduct was at least not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (B) A person's conduct with respect to an employee benefit plan for a purpose he believes in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection 2(A) above.

     (C) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the proposed indemnitee did not meet the standard of conduct set forth in subsection 2(A) above.

     (D) The Corporation shall not indemnify a person under this Article in connection with (i) a proceeding by or in the right of the Corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that such person has met the relevant standard of conduct under this section, or (ii) with respect to conduct for which such person was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

SECTION 3.  ADVANCES FOR EXPENSES.

     (A) The Corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director or Officer who is a party to a proceeding because he is a director or Officer in advance of final disposition of the proceeding if: (i) such person furnishes the Corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct set forth in subsection 2(A) above or that the proceeding involves conduct for which liability has been eliminated under the Corporation's Articles of Incorporation; and (ii) such person furnishes the Corporation a written undertaking meeting the qualifications set forth below in subsection 3(B), executed personally or on his behalf, to repay any funds advanced if it is ultimately determined that he is not entitled to any indemnification under this Article or otherwise.

     (B) The undertaking required by subsection 3(A)(ii) above must be an unlimited general obligation of the director or Officer but need not be secured and shall be accepted without reference to financial ability to make repayment.

     (C) Authorizations under this Section shall be made: (i) By the Board of
Directors: (a) when there are two or more disinterested directors, by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or (b) when there are fewer than two disinterested directors, by a majority of the directors present, in which authorization directors who do not qualify as disinterested directors may participate; or (ii) by the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

SECTION 4.  AUTHORIZATION OF AND DETERMINATION OF ENTITLEMENT TO
            INDEMNIFICATION.

     (A) The Corporation shall not indemnify a director or Officer under Section 2 above unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of such person is permissible in the circumstances because he has met the relevant standard of conduct set forth in subsection 2(A) above; provided, however, that regardless of the result or absence of any such determination, to the extent that a director or Officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or Officer, the Corporation shall indemnify such person against reasonable expenses incurred by him in connection therewith.

     (B) The determination referred to in subsection 4(A) above shall be made:

     (i) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

     (ii) by special legal counsel:

        (1) selected by the Board of Directors or its committee in the manner prescribed in subdivision (i); or

        (2) if there are fewer than two disinterested directors, selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate); or

     (iii) by the shareholders; but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (C) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses of a director or Officer in the specific case shall be made in the same manner as the determination that indemnification is permissible, as described in subsection 4(B) above, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection 4(B)(ii)(2) above to select counsel.

     (D) The Board of Directors, a committee thereof, or special legal counsel acting pursuant to subsection (B) above or Section 5 below, shall act expeditiously upon an application for indemnification or advances, and cooperate in the procedural steps required to obtain a judicial determination under
Section 5 below.

     (E) The Corporation may, by a provision in its Articles of Incorporation or Bylaws or in a resolution adopted or a contract approved by its Board of Directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in Section 3(C) or Section 4(C).

SECTION 5.  COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES.

     A director or Officer who is a party to a proceeding because he is a director or Officer may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall order indemnification or advances for expenses if it determines that:

     (i)  The director is entitled to indemnification under this part; or

     (ii) In view of all the relevant circumstances, it is fair and reasonable to indemnify the director or Officer or to advance expenses to the director or Officer, even if the director or Officer has not met the relevant standard of conduct set forth in subsection 2(A) above, failed to comply with Section 3, or was adjudged liable in a proceeding referred to in subsections (i) or (ii) of Section 2(D), but if the director or Officer was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding, unless the Articles of

          Incorporation of the Corporation or a Bylaw, contract or resolution approved or ratified by shareholders pursuant to Section 7 below provides otherwise.

     If the court determines that the director or Officer is entitled to indemnification or advance for expenses, it may also order the Corporation to pay the director's or Officer's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

SECTION 6.  INDEMNIFICATION OF OFFICERS AND EMPLOYEES.

     (A) Unless the Corporation's Articles of Incorporation provide otherwise, the Corporation shall indemnify and advance expenses under this Article to an employee of the Corporation who is not a director or Officer to the same extent, consistent with public policy, as to a director or Officer.

     (B) The Corporation may indemnify and advance expenses under this Article to an Officer of the Corporation who is a party to a proceeding because he is an Officer of the Corporation: (i) to the same extent as a director; and (ii) if he is not a director, to such further extent as may be provided by the Articles of Incorporation, the Bylaws, a resolution of the Board of Directors, or contract except for liability arising out of conduct that is enumerated in subsections
(A)(i) through (A)(iv) of Section 7.

     The provisions of this Section shall also apply to an Officer who is also a director if the sole basis on which he is made a party to the proceeding is an act or omission solely as an Officer.

SECTION 7.  SHAREHOLDER APPROVED INDEMNIFICATION.

     (A) If authorized by the Articles of Incorporation or a Bylaw, contract or resolution approved or ratified by shareholders of the Corporation by a majority of the votes entitled to be cast, the Corporation may indemnify or obligate itself to indemnify a person made a party to a proceeding, including a proceeding brought by or in the right of the Corporation, without regard to the limitations in other sections of this Article, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization. The Corporation shall not indemnify a person under this Section 7 for any liability incurred in a proceeding in which the person is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

     (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

     (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;

     (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

     (iv) for any transaction from which he received an improper personal benefit.

     (B) Where approved or authorized in the manner described in subsection 7(A) above, the Corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

     (i) the proposed indemnitee furnishes the Corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection 7(A)(i)-(iv) above; and

     (ii) the proposed indemnitee furnishes the Corporation a written undertaking, executed personally, or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification.

     SECTION 8. LIABILITY INSURANCE. The Corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the Corporation or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him against the same liability under Section 2 or Section 3 above.

     SECTION 9. WITNESS FEES. Nothing in this Article shall limit the Corporation's power to pay or reimburse expenses incurred by a person in connection with his appearance as a witness in a proceeding at a time when he is not a party.

     SECTION 10. REPORT TO SHAREHOLDERS. If the Corporation indemnifies or advances expenses to a director in connection with a proceeding by or in the right of the Corporation, the Corporation shall report the indemnification or advance, in writing, to shareholders with or before the notice of the next shareholders' meeting.

     SECTION 11. SEVERABILITY. In the event that any of the provisions of this Article (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article shall remain enforceable to the fullest extent permitted by law.

     SECTION 12. INDEMNIFICATION NOT EXCLUSIVE. The rights of indemnification provided in this Article VII shall be in addition to any rights which any such director, Officer, employee or other person may otherwise be entitled by contract or as a matter of law.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
 5.1      --           Opinion of Raymond D. Fortin, counsel of the Registrant, as to the validity of the securities being registered.
23.1      --           Consent of Arthur Andersen LLP.
23.2      --           Consent of Raymond D. Fortin, counsel of the Registrant
                       (included in Exhibit 5.1).
24.1      --           Power of Attorney (included on page II-13).

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
        Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Atlanta, State of Georgia, on April 20, 1999.

                                          SunTrust Banks, Inc.

                                          By:     /s/ L. PHILLIP HUMANN
                                            ------------------------------------
                                              L. Phillip Humann
                                              Chairman of the Board, President
                                              and Chief Executive Officer

     We, the undersigned directors and officers of SunTrust Banks, Inc. do hereby constitute and appoint Raymond D. Fortin and John W. Spiegel, and each or either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 20th day of April, 1999.

                 SIGNATURE                                        CAPACITY
                 ---------                                        --------
           /s/ L. PHILLIP HUMANN                Chairman of the Board, President and Chief
--------------------------------------------      Executive Officer (Principal Executive
             L. Phillip Humann                    Officer)

            /s/ JOHN W. SPIEGEL                 Executive Vice President and Chief Financial
--------------------------------------------      Officer (Principal Financial Officer)
              John W. Spiegel

         /s/ WILLIAM P. O'HALLORAN              Senior Vice President and Controller
--------------------------------------------      (Principal Accounting Officer)
           William P. O'Halloran

          /s/ RICHARD G. TILGHMAN               Director and Executive Vice President
--------------------------------------------
            Richard G. Tilghman

             /s/ J. HYATT BROWN                 Director
--------------------------------------------
               J. Hyatt Brown

           /s/ ALSTON D. CORRELL                Director
--------------------------------------------
             Alston D. Correll

             /s/ A. W. DAHLBERG                 Director
--------------------------------------------
               A. W. Dahlberg

            /s/ DAVID H. HUGHES                 Director
--------------------------------------------
              David H. Hughes

                 SIGNATURE                                        CAPACITY
                 ---------                                        --------
           /s/ M. DOUGLAS IVESTER               Director
--------------------------------------------
             M. Douglas Ivester

      /s/ SUMMERFIELD K. JOHNSTON, JR.          Director
--------------------------------------------
        Summerfield K. Johnston, Jr.

         /s/ JOSEPH L. LANIER, JR.              Director
--------------------------------------------
           Joseph L. Lanier, Jr.

           /s/ FRANK E. MCCARTHY                Director
--------------------------------------------
             Frank E. McCarthy

          /s/ G. GILMER MINOR, III              Director
--------------------------------------------
            G. Gilmer Minor, III

            /s/ LARRY L. PRINCE                 Director
--------------------------------------------
              Larry L. Prince

         /s/ SCOTT L. PROBASCO, JR.             Director
--------------------------------------------
           Scott L. Probasco, Jr.

           /s/ R. RANDALL ROLLINS               Director
--------------------------------------------
             R. Randall Rollins

             /s/ FRANK S. ROYAL                 Director
--------------------------------------------
               Frank S. Royal

           /s/ JAMES B. WILLIAMS                Director
--------------------------------------------
             James B. Williams